Exhibit 99.1

Nuance Executive Changes Press release	November 17, 2016

Press Release

Nuance Board of Directors Extends Paul Ricci’s Contract as Chairman and CEO; Mr. Ricci to Retire at End of Term

Announces that Bill Robbins, EVP Worldwide Sales, is Leaving Nuance as Part of Planned Sales Realignment and Transformation

BURLINGTON, Mass., November 17, 2016 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that its Board of Directors has extended Nuance Chairman and CEO Paul Ricci’s employment agreement through the first half of fiscal 2018. Mr. Ricci has advised the Board that he intends to retire at the end of this term. The Board of Directors will undertake a search process to choose Mr. Ricci’s successor during the term.

“I look forward in fiscal 2017 to building upon the progress and momentum we developed in 2016,” said Paul Ricci, chairman and CEO. “In particular, I remain committed to elevating the growth of the company by enhancing our market position with a focus on customer commitments; strengthening our core technologies in voice and natural language; advancing new innovations for AI and cognitive computing; accelerating our transition to recurring revenue models; and, remaining disciplined in our costs and investments. As we look ahead to fiscal 2018, our transformation work will be substantially complete, providing a strong foundation for the next generation of leadership.”

Nuance today also announced that Bill Robbins, Nuance’s executive vice president, Worldwide Sales, will be leaving the company for another role and as part of a planned transition of sales responsibilities into Nuance’s four business divisions. “Bill has done a tremendous job leading our Worldwide Sales organization and preparing the Company for the transition to dedicated divisional sales organizations,” Mr. Ricci added. “We are fortunate to have had Bill’s leadership. I want to thank him for his many contributions and wish him well.”

Nuance entered into an amended and restated employment agreement with Paul Ricci on November 17, 2016. Details, and a copy of the agreement, will be filed in a Current Report on Form 8-K and posted to Nuance’s Investor Relations website.

About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

© 2016 Nuance Communications, Inc. All rights reserved.

Nuance Executive Changes Press release FINAL DRAFT	November 17, 2016

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

© 2016 Nuance Communications, Inc. All rights reserved.